Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of February 12, 2015 (the “Effective Date”) is entered into by and between General Growth Properties, Inc., a Delaware corporation (the “Company” or “GGP”), and Sandeep Mathrani (the “Executive”).

RECITALS

The Company desires to employ the Executive upon and subject to the terms and conditions set forth in this Agreement and to enter into an agreement embodying the terms of such employment.

The Executive desires to accept such employment upon and subject to the terms and conditions set forth in this Agreement.

The Executive’s employer will be GGPLP REIT Services, LLC, a Delaware limited liability company and indirect subsidiary of the Company (“GGPLP”).

The parties desire to enter into this Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Employment Period.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on January 1, 2015 (the “Commencement Date”) and ending, unless terminated earlier pursuant to Section 3 hereof, on the fifth anniversary of the Commencement Date (the “Employment Period”).  The Employment Period shall automatically be extended for an additional one year period on the fifth anniversary of the Commencement Date and each subsequent anniversary of the Commencement Date, unless either party provides written notice in accordance with Section 11(b) hereof of such party’s intention not to extend the Employment Period at least ninety days prior to the applicable anniversary.

2.                                      Terms of Employment.

(a)                                 Position and Duties.

(i)                                     During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company and, with the appropriate authority, duties and responsibilities attendant to such position and any other duties commensurate with the position of Chief Executive Officer of the Company and that may be reasonably assigned by the Company’s Board of Directors (the “Board”).  The Executive shall report solely to the Board.  The Company shall cause the Executive to be nominated for election to the Board during the Employment Period.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use the Executive’s reasonable best efforts to perform such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Board, (B) serve on civic or charitable boards or committees, and (C) manage personal investments, so long as such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, for greater clarity, during the Employment Period, the Executive shall not hold any other management positions at other companies.

(iii)                               The Executive represents and warrants to the Company that (A) neither the execution nor delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound and (B) the Executive will not use or disclose, in connection with his employment by the Company, any confidential and/or trade secret information of any of his prior employers or any other party.

(iv)                              Place of Performance. The principal place of employment of Executive will be at the Company’s executive offices in either New York or Chicago, Illinois, at the election of the Executive.  The Executive understands that he shall regularly be required to travel in connection with the performance of his duties hereunder.

(b)                             Compensation.

(i)                                     Annual Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of $1,200,000 payable in equal installments in accordance with GGP’s normal payroll practice for its senior executives, subject to the Executive’s continued active employment with the Company or any of its subsidiaries.

(ii)                                  Bonus.  Commencing with the 2015 fiscal year, the Executive shall be eligible under the Company’s annual bonus plan in effect from time to time for a target annual bonus opportunity of $3,000,000 (the “Target Annual Bonus”) which during the first two years of the Employment Period shall consist of a guaranteed minimum bonus of $2,000,000 and a discretionary bonus in the amount of $1,000,000 per annum and thereafter shall consist of a discretionary bonus in the amount of $3,000,000.  The guaranteed portion of the Target Annual Bonus shall not be subject to any performance measures and objectives.  The discretionary portion of the Target Annual Bonus shall be subject to such performance measures and objectives as may be established by the Compensation Committee of the Board (“Compensation Committee”) from time to time in consultation with the Executive under the Company’s annual bonus plan, including variations in amount based on the level of performance achieved.  The amount of the annual bonus that is payable is referred to as the “Annual Bonus.”  The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15th following the end of the fiscal year to which such Annual Bonus relates.  The Executive shall not be paid any Annual Bonus with respect to a fiscal year unless the Executive is employed on the date such Annual Bonus is paid, subject to Section 4 hereof.

(iii)                               Restricted Stock.  As of the date hereof, the Company shall grant the Executive shares of Common Stock or Full Value LTIP Units, at the election of the Executive, in an amount valued as of the date hereof at $25,000,000 (the “Restricted Stock”).  The Restricted Stock shall vest in one installment on the fifth anniversary of the Commencement Date and shall be subject to the terms and conditions set forth in the General Growth Properties, Inc. 2010 Equity Incentive Plan, as amended (the “2010 Plan”), and an  award agreement entered into thereunder, which shall not be inconsistent herewith.  Notwithstanding the foregoing, the Restricted Stock shall immediately vest in full upon a Change of Control, as defined in the 2010 Plan, the Executive’s death, or termination of employment due to Disability, by the Company without Cause, or by the Executive for Good Reason.

(iv)                              Annual Equity Awards.  Each fiscal year during the Employment Period, commencing with the 2015 fiscal year, the Executive shall be entitled to receive an annual equity award at the same time that other senior executives of the Company are generally granted equity awards.  Each such “Annual Equity Award” may be an award of stock options, restricted stock, Full Value LTIP Units, and/or Appreciation Only LTIP Units, at the election of the Executive.  Each equity grant shall be valued the same as equity granted to other employees of the Company (as determined by the Board, consistent with Section 409A), shall vest in four equal annual installments on each of the first four anniversaries of the date of grant, and shall be subject to the terms and conditions set forth in the 2010 Plan and an award agreement entered into thereunder, which shall not be inconsistent herewith.  Notwithstanding the foregoing, each outstanding Annual Equity Award shall immediately vest in full upon a Change of Control, as defined in the 2010 Plan; the Executive’s death; or termination of employment due to Disability, by the Company without Cause, or by the Executive for Good Reason.  The Annual Equity Awards may be exercised, as applicable, to the extent then vested, at any time prior to the earliest to occur of (i) the tenth (10th) anniversary of the date of grant, (ii) the date of the Executive’s termination of employment by the Company for Cause, (iii) three years following the date of the Executive’s termination of employment due to death or disability, and (iv) one year following the date of the Executive’s termination of employment for any other reason.

(v)                             Indemnification.  The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company, or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.  The indemnification provided therein shall continue for a period of 6 years following the time the Executive’s employment is terminated, or for such longer period as may be provided in the Company bylaws or permitted under applicable law.

(c)                                  Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits to the extent applicable generally and on a basis no less favorable than that provided to other senior officers of the Company, including, without limitation, health, medical, dental, long-term disability and life insurance plans.  The Executive shall be entitled to paid annual vacation totaling four weeks per year in accordance with the Company’s vacation policy in effect from time to time.  During the Employment Period, the Company shall reimburse the Executive in the amount of the premiums paid by the Executive on $10,000,000 worth of term life insurance coverage which shall be owned by the Executive and be for the benefit of the beneficiaries designated by the Executive.

(d)                                 Expenses.  The Company shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive in connection with the business affairs of the Company or any of its subsidiaries and the performance of Executive’s duties hereunder, in accordance with Company policy, as in effect from time to time.

3.                                      Termination of Employment.

(a)                                 Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice, in accordance with Section 11(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Executive’s receipt of such notice by the Company (the “Disability Effective Date”), provided, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean a determination by independent competent medical authority (selected by the Board) that the Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of 180 days in any 365 day period.  The Executive shall fully cooperate in connection with the determination of whether Disability exists.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)                                     conviction, plea of guilty or no contest to any felony or crime of dishonesty or moral turpitude;

(ii)                                  gross negligence or willful misconduct in the performance of the Executive’s duties;

(iii)                               drug addiction or habitual intoxication that adversely effects the Executive’s job performance or the reputation or best interests of the Company;

(iv)                              commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company;

(v)                                 material breach of this Agreement;

(vi)                              non-compliance with Company policy or code of conduct; or

(vii)                           willful and continued failure to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not substantially performing his duties;

unless, in the case of clauses (ii), (v) and (vi), the event constituting Cause is curable and has been cured by the Executive within 30 business days of his receipt of notice from the Company that an event constituting Cause has occurred and specifying the details of such event.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  “Cause” shall not include bad judgment or failure of the Company to meet financial performance objectives.  This Section 3(b) shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(c)                                  Resignation.  The Executive may terminate the Executive’s employment during the Employment Period for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent:  (i) a material adverse change in the Executive’s duties or responsibilities, (ii) a reduction of the Executive’s salary, (iii) the relocation of the Executive’s principal place of employment to anywhere other than the Company’s office in New York, (iv) a material breach of this Agreement by the Company, or (v) the failure by the Company to obtain written assumption of this Agreement by a purchaser or successor of the Company; provided, that, the Executive must provide a Notice of Termination to the Company within 60 days of the occurrence of the event constituting Good Reason, and in the event the Executive provides notice of Good Reason pursuant to clause (i), (ii), (iv) or (v) above, the Company shall have the opportunity to cure such event constituting Good Reason within 30 days of receiving such notice.

(d)                                 Without Cause.  The Company will have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(e)                              Without Good Reason.  Executive will have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f)                                   Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company, hereunder, or preclude the Company, from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(g)                                  Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 30 days after receipt of the Notice of Termination (provided, that the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action) (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive’s death or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by expiration of this Agreement, the date of expiration of this Agreement.

4.                                      Obligations of the Company upon Termination.

(a)                                 Other Than For Cause.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if Executive shall terminate his employment for Good Reason, or if the Executive’s employment shall terminate because of the Company’s delivery of a notice of non-extension pursuant to Section 1 hereof, the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Company shall pay or provide the Executive, to the extent not theretofore paid, (A) a lump sum in cash as soon as practicable after the Date of Termination in an amount equal to the sum of (1) the Annual Base Salary (which shall be the Annual Base Salary prior to reduction if the termination is for Good Reason because of a reduction in Annual Base Salary) through the Date of Termination, (2) and accrued vacation pay through the Date of Termination, and (B) any other amounts or benefits required to be paid or provided pursuant to applicable law, (the total of (A) and (B), the “Accrued Benefits”);

(ii)                                  the Company shall pay the Executive a pro rata portion of the Annual Bonus for the year in which the Date of Termination occurs, in an amount determined by multiplying the Annual Bonus most recently paid to the Executive prior to the Date of Termination (or if the Date of Termination occurs prior to the payment of any Annual Bonus, $3,000,000) by a fraction, the numerator of which is the number of days the Executive was employed during the year in which the Date of Termination occurs and the denominator of which is 365 (the “Pro-Rata Bonus”).  The amount described in this Section 4(a)(ii) shall be paid at the same time as the Annual Bonus for such year is paid to other executives of the Company; provided it shall be paid no later than March 15 of the year following the year in which the Date of Termination occurs;

(iii)                               the Company shall pay the Executive an amount equal to 200% of the sum of the Annual Base Salary plus the Annual Bonus most recently paid to the Executive prior to the Date of Termination (or if the Date of Termination occurs prior to the payment of any Annual Bonus, $3,000,000), payable in equal monthly installments over the two year period following the Date of Termination, in accordance with the GGPLP’s normal payroll practices;

(iv)                              the outstanding equity awards contemplated by Section 2(b) shall vest in accordance with Section 2(b) hereof;

(v)                                 the Company shall pay any unpaid Annual Bonus for a fiscal year ending prior to the Date of Termination, which shall be paid at the same time as set forth in Section 2(b)(ii) hereof;

(vi)                              the Company shall provide coverage or pay an amount equal to the applicable COBRA premium rate, if any, for the Executive, his spouse and his eligible dependents (the “COBRA Benefits”) through the second anniversary of the Date of Termination with respect to any welfare benefits for which the Executive elects COBRA coverage; and

(vii)                           the Company shall transfer title to Executive, and Executive shall be entitled to keep the Company-owned mobile devices, including the iPad, laptop computer and cell phone used by the Executive during the Employment Period, subject to the removal of all confidential and proprietary information of the Company.

(b)                                 Death; Disability.  If, during the Employment Period, the Executive’s employment shall terminate on account of death (other than via death after delivery of a valid Notice of Termination with or without Cause) or Disability, the Company shall have no further obligations to the Executive other than to provide the Executive (or his estate) (i) the Accrued Benefits, (ii) the Pro-Rata Bonus, paid in a lump sum in cash as soon as practicable after the Date of Termination, (iii) any unpaid Annual Bonus for a fiscal year ending prior to the Date of Termination, and (iv) the Restricted Stock, Option and any outstanding Annual Option Awards and Annual Restricted Stock Awards shall become 100% vested in accordance withSection 2(b) hereof.

(c)                                  For Cause; Resignation Without Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Company shall have no further obligations to the Executive other than the obligation to pay to the Executive the Accrued Benefits.

(d)                                 Condition.  The Company shall not be required to make the payments and provide the benefits specified in Section 4(a)(ii) through (vi) unless, prior to payment, the parties hereto have entered into a release substantially in the form attached hereto as Attachment A (for which the applicable 7-day revocation period has expired) within 60 days following the Date of Termination, under which the Executive releases the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement).  Any payments or benefits specified in Section 4(a)(ii) through (vi) shall be withheld pending the Executive’s execution and delivery of the release and shall be paid to the Executive on the sixtieth day following the Executive’s termination of employment.  In the event the release is not executed and delivered to the Company in accordance with this Section 4(d), the payments and benefits specified in Section 4(a)(ii) through (vi) shall be forfeited.

(e)                                  Resignation from Certain Directorships.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.                                      Full Settlement.  In no event shall the Executive be obligated to seek other employment, or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company may offset any amounts that it owes to the Executive by any amounts relating to employment matters that the Executive owes to the Company or its affiliates; provided that in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

6.                                      Section 4999 of the Code.

(a)                                 General Rules.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a change in control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the Executive’s actual marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the Executive’s actual marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.  Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive.  In the event that the Payments would be reduced as provided in this Section 6(a), then such reduction shall be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, the Payments will be reduced in the inverse order of when the Payments would have been made to Executive until the reduction specified is achieved.  If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, Payments (including acceleration of any award) pursuant to option and restricted stock award agreements shall be reduced.

(b)                                 Determinations.  Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the change in control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Board shall appoint a nationally recognized public accounting firm to make the determinations required hereunder

(which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 6 with respect to any Payments shall be made no later than 30 days following such Payment.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect.  The Determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.  In the event that the Company makes a Gross-Up Payment to the Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be re-determined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return.  In the event that amounts payable to Executive under this Agreement were reduced pursuant to the third sentence of Section 6(a) and subsequently Executive determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of the third sentence of Section 6(a) up to the Safe Harbor Cap.

7.                                      Covenants Not to Solicit Company Employees; Confidential Information.

(a)                                 Non-Solicit.  During the Employment Period, and for a twelve month period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Company) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)                                 Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its affiliates and their strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), or (ii) with the prior written consent of the Company.

(c)                                  Non-Competition.  During the Employment Period the Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business that is competitive with the business of the Company, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise.  Nothing herein shall prohibit the Executive from being a passive owner of (i) not more than two percent (2%) of the outstanding securities of any publicly traded company engaged in the business of the Company and (ii) the limited partner interests listed on Attachment B.

(d)                                 Survival.  Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 7.

(e)                                  Non-disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly make any false or any disparaging or derogatory statements about the Company, any of its affiliates or any of their employees, officers or directors.  The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board and the Chief Executive Officer, not to in any manner, directly or indirectly make any false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.

(f)                                   Enforcement.  If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 5.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

8.                                      Successors.

(a)                                 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and their respective successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9.                                      Disputes.

(a)                                 Jurisdiction and Choice of Forum.  All disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Chicago, Illinois, as the sole and exclusive remedy of either party. The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge.  In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.

(b)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Illinois applicable to contracts made and to be performed entirely within that State.

(c)                                  Costs.  The Company shall reimburse all reasonable legal fees and expenses in connection with the negotiation of this Agreement, up to a maximum of $20,000.

10.                               Section 409A of the Code.

(a)                                 Compliance.  The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end.  The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)                                 Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)                                  Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)                                 Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)                                  Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                                   Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

11.                               Miscellaneous.

(a)                                 Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

at the Executive’s primary residential address

as shown on the records of the Company

If to the Company:

General Growth Properties, Inc.

110 North Wacker Drive

Chicago, IL  60606

Telecopy Number:  312-960-5485

Attention:  Office of the General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  Compliance with Dodd-Frank.  All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

(f)                                   No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3(b) (subject to the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)                                  No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(h)                                 Entire Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.

(i)                                     Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)                                    Section References; Captions.  Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors or other duly authorized governing body, the Company have caused these presents to be executed in its name on their behalf, all as of the Effective Date.

EXECUTIVE

/s/ Sandeep Mathrani
Sandeep Mathrani

GENERAL GROWTH PROPERTIES, INC.

By	/s/ Marvin J. Levine
Name: Marvin J. Levine
Title: EVP & Chief Legal Officer

ATTACHMENT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Sandeep Mathrani (hereinafter “Executive”), General Growth Properties, Inc., a Delaware corporation (the “Company”).

The parties previously entered into an employment agreement dated February 12, 2015 pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and non-revocation of this Release.  Executive has had a termination of employment pursuant to such employment agreement.

NOW THEREFORE, in consideration of certain payments and benefits under his employment agreement, Executive and the Company agree as follows:

1.                                      Executive expressly waives and releases the Company, their respective affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and their affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions and causes of action, at law or in equity, known or unknown, including those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment, including but not limited to any and all claims under the Illinois Human Rights Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

2.                                      Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (“Effective Date”).

3.                                      Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by either the Company of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

4.                                      This Release shall be construed and enforced pursuant to the laws of the State of Illinois as to substance and procedure, including all questions of conflicts of laws.

5.                                      This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company or any of its subsidiaries, (b) any claim under or based on a breach of this Release or Sections 4, 5, 8, or 9 of the Employment Agreement after the date that Executive signs this release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with the Executive is otherwise entitled in accordance with Executive’s Employment Agreement.

6.                                      EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

Sandeep Mathrani

GENERAL GROWTH PROPERTIES, INC.
By
Name:
Title: